Exhibit 107

Calculation of Filing Fee Table

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Form Type)

TDE Group Limited

(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Class A Ordinary Shares	457(o)	1,437,500(3)	$6.00	$8,625,000	0.0001531	$1,320.49
Fees to Be Paid	Equity	Class A Ordinary Shares	457(o)	1,250,000(4)	$6.00	$7,500,000	0.0001531	$1,148.25

			Total Offering Amounts			$16,125,000		$2,468.74
			Total Fees Previously Paid					—
			Total Fee Offsets					—
			Net Fees Due					$2,468.74

(1)

In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares that may be issuable to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)

Based on an estimate of the offering price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(o) under the Securities Act.

(3)	Includes the additional shares that the underwriters have the option to purchase to cover over-allotments, if any.
(4)

This Registration Statement also covers the resale under a separate resale prospectus by the Resale Shareholders of up to 1,250,000 Class A Ordinary Shares previously issued to the Resale Shareholders as named in the resale prospectus.

241714306.1
245749-10001